SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into by and between Solar Integrated Roofing Corp., a Nevada corporation (“SIRC”), and David Massey (“Massey”) on the one hand, and Pablo Diaz Curiel aka Pablo Diaz, an individual (“Diaz”), on the other hand.  SIRC, Massey, and Diaz are referred to collectively as the “Parties,” and may be referred to singularly as a “Party.”

RECITALS

A.WHEREAS, on or around June 30, 2021, SIRC and Diaz entered into a Membership Interest Purchase and Employment Agreement (“PSA 1”), whereby SIRC acquired 60% of USA Solar Network LLC, a Delaware limited liability company (“USA Solar”), in exchange for a total of $12,200,000 in consideration made up of 12,000,000 shares of SIRC common stock, subject to a make whole provision, and $200,000;

B.WHEREAS, on or around October 6, 2021, SIRC and Diaz entered into a Membership Interest Purchase and Employment Agreement (“PSA 2”), whereby SIRC acquired the remaining 40% of USA Solar (PSA 1 and PSA 2, collectively, the “USA Solar Acquisition Agreements”) in exchange for a total of $8,000,000 in consideration made up of 7,000,000 shares of SIRC common stock, subject to a make whole provision, and $1,000,000;

C.WHEREAS, in connection with the USA Solar Acquisition Agreements, SIRC issued 12 million common shares of SIRC to Diaz on June 30, 2021, paid Diaz $340,000 in cash, and as of December 31, 2021, 7 million common shares to be issued were included in stock payable;

D.WHEREAS, on or around July 18, 2022, Diaz’s employment with SIRC was terminated (the “Termination”);

E.WHEREAS, on or around September 15, 2022, SIRC filed a complaint against Diaz in the Superior Court of the State of California, County of San Diego, Case No. 37-2022-00036984-CU-FR-CTL, subsequently amended, alleging causes of action arising out of PSA 1 (the “SIRC Action”);

F.WHEREAS, on or around October 5, 2021, the San Diego Superior Court issued a Temporary Restraining Order against Diaz in the SIRC Action (the “TRO”), and SIRC deposited $500,000 in cash lieu of bond with the Court in connection therewith (the “TRO Deposit”);

G.WHEREAS, a hearing on SIRC’s Motion for Preliminary Injunction is currently set for December 29, 2022 (the “SIRC PI Hearing”);

H.WHEREAS, on or around October 28, 2022, Diaz filed a complaint against Massey in the Superior Court of Arizona, Maricopa County, Case No. CV2022-014362 (the “Diaz Action”), alleging causes of action arising out of a Stock Purchase Agreement dated February 7, 2022 between Massey and Diaz (the “SPA”), whereby Massey agreed to sell Diaz 1 million Series B Preferred Shares of SIRC;

I.WHEREAS, on or around November 1, 2022, Massey filed a complaint against Diaz in the Eighth Judicial District Court in and for the County of Clark, State of Nevada, Case No. A-22-860754-B, alleging causes of action arising out of the SPA. Diaz removed the lawsuit to the United States District Court for the District of Nevada, Case No. 22-cv-01902-CDS-DJA (the “Massey Action”) (the SIRC Action, Diaz Action, and Massey Action, collectively, the “Civil Actions”);

J.WHEREAS, Massey’s Application for a Temporary Restraining Order in the Massey Action was denied and the Court set a hearing on Massey’s Motion for Preliminary Injunction for December 21, 2022 (the “Massey PI Hearing”);

K.WHEREAS, Diaz filed a Rule 65(a)(2) Motion to Consolidate the Preliminary Injunction Hearing with the Trial on the Merits in the Massey Action (the “Motion to Consolidate”);

L.WHEREAS, the Parties wish to settle upon the terms set forth below, fully and forever, any and all existing or potential disputes and claims as between them arising out of, related to, or connected with the USA Solar Acquisition Agreements, the Termination, the Civil Actions, and any and all liability or wrongdoing based on the claims that were or could have been asserted in the same or otherwise arising out of, related to, or connected with the above (the “Related Matters”);

M.WHEREAS, without any admission as to fault, liability or wrongdoing, or as to the validity of any Party’s position, the Parties desire to avoid the expense and uncertainties attendant with litigation and to settle and voluntarily compromise any and all existing or potential disputes and claims as between them arising out of, related to, or connected with the Civil Actions and the Related Matters (collectively, the “Claims”) upon the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1.Effective Date. This Agreement shall be deemed effective on the date the last Party signs this Agreement and Diaz executes the Lock-Up and Leak-Out Agreement (defined below) (the “Effective Date”). The Recitals above are incorporated herein as material terms to this Agreement.

2.Settlement Terms.

(a)Retention of $340,000. Diaz shall retain the $340,000 cash consideration previously received from SIRC in connection with the USA Solar Acquisition Agreements.

(b)$200,000 Payment. SIRC shall pay Diaz Two Hundred Thousand ($200,000.00) Dollars to be paid directly out of the TRO Deposit.  Within five (5) business days after the Effective Date, the Parties shall file a Joint Stipulation to Release Cash in Lieu of Bond requesting the Court to release $200,000.00 to Diaz payable to the Fennemore Craig. P.C. Trust Account” and mailed to: Attn: Charles Markle, Fennemore, 2394 E. Camelback Rd., Suite 600, Phoenix, Arizona 85016, and the remaining balance to SIRC.  If, however, the Court will only issue one disbursement check, the TRO Deposit will be released to SIRC’s counsel, made payable to “Procopio, Cory, Hargreaves & Savitch LLP Client Trust Account.” Procopio will then wire $200,000.00 to Fennemore Craig P.C. pursuant to the attached wire instructions.  SIRC is not involved with nor shall it be liable for the apportionment of any of consideration provided by SIRC and/or Massey under this Agreement as between Diaz and his attorneys, or as between himself and any other person or entity.  Diaz understands and acknowledges that he shall not be entitled to any payments or benefits from SIRC and/or any of its subsidiaries concerning the subject matters of this Agreement, other than those expressly set forth above, and expressly waives the same, including, without limitation, the “Make Whole Contingency” and “Quarterly and Annual Bonuses” in the USA Solar Acquisition Agreements. SIRC and Massey understand and acknowledge that they shall not be entitled to any payments or benefits from Diaz and/or anyone affiliated with Diaz concerning the subject matters of this Agreement, other than those expressly set forth above, and expressly waives the same.

(c)Previously Issued Shares.

(i)12 Million Shares. Diaz shall retain the 12 million shares of SIRC common stock issued in connection with PSA 1 (the “12 Million Shares”). As of the Effective Date, SIRC represents and warrants the 12 Million Shares were fully paid for on the date of issuance.

(ii)Conversion of Series B Shares. With respect to the 1 million Series B Preferred Shares issued in connection with the SPA (the “Series B Shares”), within one (1) business day from Diaz’s counsel’s receipt of conversion notices from all other holders of Series B Preferred shares of SIRC, Diaz shall execute and return to counsel for SIRC a conversion notice that converts all of the Series B Shares into shares of SIRC common stock. Diaz’s conversion of the Series B Preferred Shares shall not be effective until such conversion is made by all other Series B shareholders and such that there will be no Series B Preferred Shares or Series B Preferred

Share equivalent stock outstanding. To the extent that the Series B shareholders do not all convert, Diaz retains his Series B Preferred Share rights, including, the non-dilution characteristic of those shares. As of the Effective Date, Massey represents and warrants the Series B Shares were fully paid for by Diaz on the date of issuance. SIRC represents and warrants to Diaz that following conversion of the Series B Preferred Shares into SIRC common stock by all holders of Series B Preferred Shares pursuant to the Conversion Notices, there will be no Series B Preferred Shares or Series B Preferred Share equivalent stock outstanding.  SIRC acknowledges and agrees that the conversion of 100% of the Series B Preferred Shares into common stock, and the elimination of all such shares upon conversion, is a material term that induced Diaz to enter into this Agreement, and that any breach of this representation and warranty is a misrepresentation of material fact for which Diaz may void, rescind and set aside this Agreement and the Lock-Up and Leak-Out Agreement.

(d)Newly Issued Shares.

(i)7 Million Shares. Within ten (10) business days from the Effective Date, SIRC shall issue to Diaz the 7 million shares of SIRC common stock reserved in stock payable in connection with PSA 2 (the “7 Million Shares”).  If Diaz shall cause to issue, at his expense, an attorney letter opining that the 7 Million Shares are unrestricted and presents that to Colonial Stock Transfer Company, Inc., a Utah corporation (“Colonial”), SIRC will not object to Colonial’s reliance on that letter in removing the associated restrictive legend.

(ii)34 Million Shares. Within five (5) business days from the Effective Date, SIRC shall issue to Diaz 34 million shares of SIRC common stock (the “34 Million Shares”).

(e)Lock-Up and Leak-Out Agreement.  Contemporaneously with the execution of this Agreement, Diaz shall execute the Lock-Up and Leak-Out Agreement attached hereto as Exhibit A. In sum, Diaz may sell the “Lock-Up Securities” in accordance with the “Leak-Out Schedule,” which shall permit him to: (i) with respect to newly issued shares and for a period of eighteen (18) months, sell seven (7%) percent of the daily trading volume of SIRC’s common stock; and (ii) with respect to the previously issued shares and for a period of eighteen (18) months, sell ten (10%) percent of the daily trading volume of SIRC’s common stock.  Diaz represents and warrants that in selling SIRC shares his intent is not to cause the stock price to decline, and Diaz further represents and warrants that as a SIRC shareholder his interests are aligned with SIRC. The parties further agree that if SIRC’s common stock share price drops below $0.06 at any point during the eighteen (18) months, the Lock-Up and Leak-Out Agreement shall automatically terminate, and Diaz may sell all SIRC common stock without any previously agreed to restriction.

(f)Transfer Agent Instructions.  SIRC agrees that if Diaz effects a sale of SIRC common stock subject to and in compliance with this Agreement and the Lock-Up and Leak-Out Agreement, SIRC shall permit the transfer and shall instruct its transfer agent within twenty-four (24) hours of any request made during normal business hours Monday through Friday, to issue one or more certificates or credit shares to the applicable balance accounts at the Depository Trust Company (“DTC”) in such name and in such denominations as specified by Diaz to effect such sale.  In the event such sale involves stock sold pursuant to Rule 144 of the Securities Act of 1933, the transfer agent shall issue such shares to such buyer without any restrictive legend so long as Diaz complies with Colonial’s policies and procedures and subject to the terms of the Lock-Up and Leak-Out Agreement. SIRC will not place any additional restrictions or requirements for the restrictive legend’s removal that did not exist as of July 1, 2022, or any additional policies and procedures to effectuate a transfer that did not exist as of August 15, 2022. SIRC will reasonably cooperate with Diaz in providing any information Diaz and/or Colonial requires to complete a transfer of unrestrictive shares, including signing all documents requested by Colonial. SIRC shall provide the requested information and/or sign the requested documents within twenty-four (24) hours of any request made during normal business hours Monday through Friday by Colonial. With respect to the 12 Million Shares, SIRC will cooperate with Diaz and Colonial to transfer all of these shares to Diaz’s DTC account, on the same day that the final dismissal, below, is effectuated. With respect to the Series B Shares, and after the same have been converted to common stock, but also in the event no conversion occurs if all Series B shareholders do not convert to SIRC common stock, SIRC will cooperate with Diaz and Colonial to transfer all of these shares to Diaz’s DTC account on February 7, 2023. With respect to the 7 Million Shares, SIRC will cooperate with Diaz and Colonial to transfer all of these shares to Diaz’s DTC account, upon receipt by Colonial of Diaz’s opinion letter confirming the unrestricted status of those shares. With respect to the 34 Million Shares, SIRC will cooperate with Diaz and Colonial to transfer all of these shares to Diaz’s DTC account 180 days after the issuance of said shares.  Diaz acknowledges and agrees that his ability to sell the Lock-Up Securities in accordance with the Leak-Out Schedule is subject to state and federal securities laws.

(g)If SIRC or Massey seek injunctive relief to stop Diaz from taking possession of the stock shares, transferring the stock shares or selling the shares, SIRC and Massey acknowledge and agree that as a condition precedent to seeking injunctive relief they must first post a bond or deposit cash in lieu of bond in an amount equal to the value of the shares as of the date that they seek injunctive relief and that they are not entitled to injunctive relief unless the security is posted within one (1) business day after service of the court’s order granting the injunction, otherwise, the injunction will automatically terminate without any formal order dissolving the injunction from the issuing court. SIRC and Massey authorize Colonial to transfer the shares to Diaz even if SIRC or Massey objects to the transfer or sale of the shares absent SIRC presenting Colonial an Order enjoining the transfer and sale of stock shares. Notwithstanding the above, this Section 2(g) does not apply in the event SIRC and/or Massey seek injunctive relief arising out of or related to Diaz’s breach of the Lock-Up and Leak-Out Agreement.

(h)SinglePoint Action.  SinglePoint Direct Solar, LLC, et al. v. Pablo Diaz Curiel, et al., Case No. 2:21-cv-017076-JAT, consolidated with 2:21-cv-00989-MSB (the “SinglePoint Action”), is currently pending before the United States District Court for the District of Arizona.  Diaz made best efforts to resolve the SinglePoint Action for the benefit of all parties, including SIRC. After reaching the instant settlement agreement with SIRC and Massey, late in the evening Friday, December 16, 2022, Diaz offered to dismiss all claims against SinglePoint, so long as SinglePoint agreed to a global resolution. SinglePoint refused to dismiss its claims against SIRC, but offered settlement to Diaz and other parties, which they accepted. On the afternoon of December 19, 2022, SinglePoint confirmed that the agreement with Diaz and other parties is a final binding settlement agreement in principle, which Diaz and SinglePoint are working to document in full. To the extent the indemnity provision in PSA 1, Section 6.02(c) is enforceable by SIRC, SIRC hereby agrees to waive its right to indemnity as to attorneys’ fees and costs, however, SIRC expressly retains all other rights under Section 6.02(c) in the event an adjudicated judgment is entered against SIRC in the SinglePoint Action. This provision does not apply to a stipulated judgment, a judgment entered by default, a judgment entered for lack of prosecution or a judgment entered as a consequence of a discovery sanction.

(i)Bonuses to Land and Johnson.  Within ten (10) business days after the Effective Date Diaz shall pay bonuses to Sean Land and Kjelsey Johnson that are due arising out of their employment with USA Solar and/or SIRC.  Diaz further agrees to defend, indemnify, and hold SIRC and its subsidiaries harmless from any and all claims judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys’ fees and costs arising out of, related to, or connected with any claim for alleged bonuses due to Sean Land and Kjelsey Johnson arising out of their employment with USA Solar and/or SIRC.

3.Dismissals.

(a)SIRC v. Diaz. Within five (5) business days after the Effective Date, SIRC shall file a request to dismiss the SIRC Action, with prejudice.

(b)Massey v. Diaz. Within five (5) business days after the Effective Date, Massey and Diaz shall file a stipulated request to dismiss the Massey Action with prejudice.

(c)Diaz v. Massey. No later than five (5) business days after the Effective Date, Diaz shall file a voluntary dismissal with prejudice of the Diaz Action.

(d)Withdrawal of Whistleblower Complaint. One business day following the SIRC v. Diaz and Massey v. Diaz dismissals, Diaz shall withdraw the November 4, 2022 letter he sent to the SEC Office of the Whistleblower. Counsel for Diaz shall provide a copy of the withdrawal to counsel for SIRC promptly after it is sent to the SEC.

4.Press Release. SIRC and Diaz agree to issue a joint press release approved by them explaining the resolution of the SIRC Action and such other information about the transaction as agreed upon herein, which shall be issued by SIRC after the Effective Date (the “Press Release”).

5.Releases.

(a)Release by Diaz. In exchange for the consideration described herein, Diaz, on his own behalf and on behalf of his spouse, descendants, dependents, heirs, executors, legal representatives, attorneys, administrators, agents, assigns, and successors (collectively, the “Diaz Releasors”), hereby covenant not to sue, and fully and without limitation waive, relieve, release, acquit and forever discharges Colonial, Massey, SIRC, and any of their past, present, and future affiliates, parent and subsidiary companies, joint ventures and partnerships, and all past, present, and future owners, managing partners, partners, officers, directors, managers, principals, shareholders, members, employees, subcontractors, vendors, suppliers, independent contractors, servants, trustees, agents, attorneys, representatives, heirs, spouses, predecessors, successors in interest, assigns, and insurers (collectively, the “SIRC Released Parties”), from any and all manner of action or actions, any alleged failures to act, charges, complaints, suits, claims, liabilities, losses, damages, demands, and causes of action of every nature and kind, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, fixed or contingent, in law, in equity or statute, intentional or unintentional, or civil, for indemnity or otherwise, which any of the Diaz Releasors now have or may have against any of the SIRC Released Parties arising out of, related to or connected with the Claims, including but not limited to those Claims arising out of or relating to (i) alleged harassment of any sort, (ii) discrimination of any sort, (iii) retaliation of any sort, and (iv) any claims arising under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the federal Rehabilitation Act, USERRA, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, False Claims Act (Qui Tam action), the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Military and Veterans Code, the Nevada Civil Rights Law, as amended, Ind. Code Ann. § 22-9-1-1 et seq., Arizona wage laws, Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, Arizona right to work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, Arizona genetic testing laws, the Arizona criminal code, and any other applicable federal, state, local constitutional provision, statute, executive order, or ordinance relating to employment or other civil rights violations arising on or before the Effective Date (collectively, the “Diaz Released Claims”).  This release is intended to be applied as broad as permissible under California, Nevada, Arizona, and federal law.

(b)Release by SIRC/Massey. In exchange for the consideration described herein, Massey, and SIRC, on its own behalf and on behalf of their past, present, and future affiliates, parent and subsidiary companies, joint ventures and partnerships, and all past, present, and future owners, managing partners, partners, officers, directors, managers, principals, shareholders, members, employees, subcontractors, vendors, suppliers, independent contractors, servants, trustees, agents, representatives, heirs, spouses, predecessors, successors in interest, assigns, and insurers (collectively, and including Massey, the “SIRC Releasors”), hereby covenant not to sue, and fully and without limitation waive, relieve, release, acquit and forever discharges Diaz and his spouse, descendants, dependents, heirs, executors, legal representatives, administrators, agents, assigns, and successors (collectively, the “Diaz Released Parties”), from any and all manner of action or actions, any alleged failures to act, charges, complaints, suits, claims, liabilities, losses, damages, demands, and causes of action of every nature and kind, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, fixed or contingent, in law, in equity or statute, intentional or unintentional, or civil, for indemnity or otherwise, which any of the SIRC Releasors now have or may have against any of the Diaz Released Parties arising out of, related to or connected with the Claims arising on or before the Effective Date (collectively, the “SIRC Released Claims”) (the Diaz Released Claims and the SIRC Released Claims, collectively, the “Released Claims”). This release is intended to be applied as broad as permissible under California, Nevada, Arizona, and federal law.

(c)Waiver of Civil Code § 1542. It is the intention of the Parties hereto that the releases specified herein shall be effective as a bar to all actions, causes of action, obligations, costs, expenses, attorneys’ fees, damages, losses, claims, liabilities, and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected hereinabove specified to be so barred.  Accordingly, the releasors granting a release under Section 0 herein (each, individually, a “Releasing Party” and, collectively, the “Releasing Parties”) expressly, knowingly, and intentionally waive all rights under Section 1542 of the California Civil Code and similar statutes or laws in their respective states, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

With full awareness and understanding of the above provisions, each Releasing Party hereby WAIVES any and all rights such Releasing Party may have under Section 1542 of the California Civil Code or any other statute or common law principle of similar effect.  Each Releasing Party intends to, and hereby does, release the Released Parties, and each of them, being released under Section 0 above (each, individually, a “Released Party”) from any and all Released Claims which such Releasing Party does not presently know or suspect to exist at this time.

(d)Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claims which such Releasing Party may have against the Released Parties, or any of them, and such releasing party agrees to indemnify and hold the Released Parties harmless from any liability, claims, demands, damages, costs, expenses, expert fees and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Released Claims under any such assignment or transfer from such Releasing Party.

(e)Each Releasing Party agrees that if it/he/she hereafter commences, joins in, or in any manner seeks relief through any effort, legal action, arbitration or other proceeding arising out of, related to, or connected with any of the Released Claims released hereunder, or in any manner asserts against the Released Parties any of the Released Claims released hereunder, then such releasing party shall pay to the Released Parties against whom such suit or Released Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees (including expert and consultant fees) incurred by such Released Parties in defending or otherwise responding to said effort, legal action, arbitration, other proceeding or Released Claim.

6.Inapplicability of California Labor Code § 206.5. Diaz and SIRC acknowledge and agree that the release provisions of this Agreement are made with respect to disputed claims and that California Labor Code section 206.5 is not applicable.  That section provides:

An employer shall not require the execution of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made. A release required or executed in violation of the provisions of this section shall be null and void as between the employer and the employee. Violation of this section by the employer is a misdemeanor.

7.No Other Action.  The Parties represent and agree that they have not and will not file any other claims or proceedings in any court, arbitral forum, administrative forum, or any forum at all against any Released Party arising out of, related to, or connected with the Released Claims.

8.Cooperation with Investigation or Litigation. In the event any of the SIRC Released Parties are or become engaged in an investigation, prosecution or litigation of any kind on claims or a subject matter in which Diaz is involved, has information, or is a witness or defendant, Diaz agrees to fully respond to any inquiries, provide written materials or documents in a timely manner, and otherwise provide SIRC or its attorneys with any and all information necessary for the defense of the case.  SIRC will agree to pay Diaz an hourly rate of $250 per hour for his time.  Diaz further agrees not to disclose any attorney-client privileged communications, attorney work-product or any other confidential communications regarding such investigation, prosecution or litigation matters.

9.Participation in Claims. To the extent allowed by governing law, Diaz agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any SIRC Released Parties that arise out of any acquisition by SIRC of a subsidiary entity, or disputes between the same, that are known to exist as of the Effective Date or for which are currently pending before any judicial or administrative tribunal (“Third-Party Claims”), including without limitation, the SinglePoint Action, unless under a subpoena or other court order to do so.

10.Denial of Liability. It is expressly understood and agreed to by and among the Parties that by entering into this Agreement no Released Party admits the truth of the allegations made by any Party, specifically denies the same, and that this is a compromise of a disputed claim, which should not and may not be construed as an admission of liability on the part of any Released Party.

11.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective Parties and their heirs, executors, administrators, agents, representatives, successors and assigns.

12.Representations. The Parties represent that they: (i) have read this entire Agreement and understand its terms; (ii) have been given a reasonable and adequate period of time to consider this Agreement before signing it; (iii) fully understand the terms and effects of this Agreement; (iv) fully understand their right to discuss all aspects of this Agreement with an attorney of their choice, and/or have had the opportunity to avail themselves of this right; (v) are voluntarily executing this Agreement by their own free act and deed; and (vi) understand that no payment or consideration has been promised to the Parties for entering into and signing this Agreement which is not specified herein.

13.Securities Representations.  In connection with the issuance of securities of SIRC to Diaz as provided herein (the “Securities”), Diaz represents and warrants to SIRC as follows:

(a)Diaz understands that the sale of the Securities by SIRC to Diaz has not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

(b)Diaz is acquiring the Securities for his own account for investment purposes only, and not with a view to or for sale in connection with any distribution of the Securities in violation of the Securities Act.

(c)Diaz will be the beneficial owner of the Securities.

(d)Diaz is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

(e)Diaz understands and agrees that the Newly Issued Securities and, potentially, the 7 Million Shares, absent a legal opinion letter to the contrary, will bear appropriate legends indicating transfer restrictions as contemplated by Regulation D, that shall in no way contradict any of the agreed upon terms in this Agreement or the terms of the Lock-Up and Leak-Out Agreement.

14.On-The-Job Injury. Diaz certifies that he has not experienced any job-related illness or injury for which Diaz has not already filed a claim.

15.Acknowledgment that Employee Is Not “Aggrieved” and Covenant to Not Pursue PAGA Action. As of the Effective Date of this Agreement, Diaz acknowledges that he is no longer “aggrieved” for the purposes of any potential claims under the Private Attorneys General Act (“PAGA”) which is set forth in sections 2698 – 2699.6 of the California Labor Code.  PAGA allows employees to recover penalties for proven wage and hour violations on behalf of all “aggrieved” employees.  PAGA defines an “aggrieved employee” as follows:  [A]ny person who was employed by the alleged violator and against whom one or more of the alleged violations was committed.  By virtue of this Agreement, Diaz has released all individual wage and wage-related claims that would form the basis for any PAGA action arising from Diaz’s employment with SIRC, including its subsidiaries.  Thus, as of the Effective Date, Diaz agrees that he lacks standing to bring a PAGA action because Diaz is no longer “aggrieved” and has no desire to pursue a PAGA action on behalf of other aggrieved employees of SIRC, including its subsidiaries.  Diaz represents and warrants that he will not file, or cause to be filed, any PAGA lawsuit involving any claims against SIRC, including its subsidiaries, and Diaz agrees to withdraw any PAGA lawsuits he has filed, or that were filed on his behalf, prior to the Effective Date, if any.  Diaz agrees and acknowledges that, if he files or maintains PAGA lawsuit against SIRC, including its subsidiaries, or any other SIRC Released Party in violation of this Agreement, then Diaz shall pay all legal expenses, including reasonable attorneys’ fees, incurred by any SIRC Released Party in defending against his suit.

/s/ PDC  (Diaz’s Initials)

16.Governing Law; Venue.

(a)This Agreement is made in California and shall in all respects be interpreted, enforced and governed exclusively by California law without regard to the principles of conflicts of law.

(b)The Parties agree that any and all claims arising out of, related to, or connected with this Agreement and the resolution of the SIRC Action shall be heard and decided in the exclusive jurisdiction of the federal court located in Clark County, Nevada.

(c)The Parties agree that any and all claims arising out of, related to, or connected with this Agreement and the resolution of the Diaz Action and/or the Massey Action shall be heard and decided in the exclusive jurisdiction of the federal court located in Clark County, Nevada.

17.Waiver and Modification. No term, provision, condition, or covenant contained in this Agreement, nor any breach thereof, may be waived unless such waiver is in writing and signed by the Parties hereto.  No amendment or modification of any term, provision, condition, or covenant of this Agreement shall be binding or otherwise enforceable unless in writing and signed by the Parties hereto at or prior to the time such amendment or modification is to take effect.  The Parties each waive any right to rely upon a rule of law that enforces an oral modification of a contract if supported by consideration.

18.Expenses and Fees.  Except as set forth in Section 0 below, the Parties agree that they shall bear their own respective costs and fees incurred in this matter, including attorneys’ fees and court costs, as well as costs and fees incurred in connection with the negotiation and execution of this Agreement.

19.Future Attorneys’ Fees and Costs.  In the event any Party must engage in any effort, civil proceeding or other activity that arises out of, relates to, or is connected with this Agreement, including the rights or obligations of any Party hereunder, the prevailing Party or Parties shall be entitled to recover all reasonable attorneys’ fees, costs and expenses (including expert and consultant fees) incurred in connection therewith, including on appeal, in addition to any other relief to which the prevailing Party or Parties may be entitled.

20.Severability.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement. To the extent Section 0 is declared invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that Section 0 be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

21.Counterparts/Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  The Parties agree that a photocopied or scanned signature (including a PDF signature received by electronic mail and/or DocuSign) may substitute for and have the same legal effect as the original signature.

22.Headings.  The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation.

23.Mutual Drafting.  This Agreement is the product of negotiations “at arm’s length” between the Parties, all of which had an opportunity to be represented by counsel.  As such, the terms of this Agreement are mutually agreed upon, and no part of this Agreement will be construed against any drafter. The Parties further represent that they are entering into this Agreement freely and voluntarily and not relying on the representations of any other Party, person or of the counsel of any other Party except the representations and warranties expressly set forth in this Agreement.

24.Entire Agreement.  This Agreement, including its exhibit, constitutes a single, integrated written contract expressing the entire agreement of the Parties hereto relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party hereto, except as specifically set forth in this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.  Nothing other than this Agreement shall be relevant or admissible to supplement or vary any of the terms or provisions set forth herein. No Party hereto has made any statement or representation to any other Party regarding any fact or facts relied upon by any other Party in entering into this Agreement, and each Party specifically disclaims reliance on any statement, representation, or promise of any other Party or person in executing this Agreement, or in making the settlement provided for herein.

25.Tax Issues. Diaz is solely responsible for the payment of, and therefore promises to pay, any and all taxes, penalties, and attorneys’ fees and other costs that may be assessed based upon the consideration received under this Agreement.  SIRC and/or Massey shall not have a duty to defend or indemnify Diaz against any tax claim or assessment associated with the payment made to him under this Agreement.  Diaz shall cooperate in the defense of any tax claims brought against SIRC and/or Massey associated with the payment of consideration received under this Agreement and shall immediately defend, indemnify and hold SIRC and/or Massey harmless against any action taken against them in the event any taxing authority challenges and/or seeks payment of taxes, interest, penalties, or other assessments from it in connection with any payments paid pursuant to this Agreement.

26.Mutual Non-Disparagement. The Parties agree they will not, directly or indirectly, make any communication – written, oral, or otherwise – that disparages, criticizes, or otherwise reflects adversely upon any other Party or any of his, her, or its affiliates, related parties, agents, assigns, attorneys, directors, divisions, employees, insurers, managers, members, officers, parents, predecessors, representatives, shareholders, subsidiaries, and successors.  As used herein, “disparages, criticizes, or otherwise reflects adversely” means to make any untruthful statement, written or oral, that casts a person or entity in a negative light or implies or attributes a negative quality, including any negative inference regarding quality of work and/or the method of conducting business.  The Parties will not, directly or indirectly, post any disparaging remarks about applicable persons or entities on social media and shall remove any such postings already made, if any.  However, nothing herein shall prohibit the Parties from making truthful statements to any governmental agency or authority, or as necessary to comply with applicable law.

27.Cooperation. The Parties agree to cooperate with each other to assist in the provision of information and provide or execute documents necessary to accomplish the purpose of this Agreement.

(Intentionally Blank)

28.Capacity. The Parties represent and warrant that the individuals signing this Agreement have the requisite authority to bind the Party they sign for to the terms of this Agreement and are signing such Agreement as each respective Party’s duly authorized agent or representative.

THE PARTIES ACKNOWLEDGE THEY HAVE EXECUTED THIS AGREEMENT FREELY AFTER INDEPENDENT INVESTIGATION AND WITHOUT FRAUD OR UNDUE INFLUENCE.  THE PARTIES ACKNOWLEDGE THEY HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION HEREIN AND INTEND TO BE BOUND BY ALL OF ITS TERMS.

PABLO DIAZ CURIEL aka PABLO DIAZ, an Individual	SOLAR INTEGRATED ROOFING CORP., a Nevada corporation

/s/ Pablo Diaz Curiel	/s/ George Holmes
Name: Pablo Diaz Curiel	Name: George Holmes
Date: 12/22/2022	Title: CEO
Date: December 22, 2022

DAVID MASSEY, an Individual

/s/ David Massey
Name: David Massey
Date: December 22, 2022